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                                                                    EXHIBIT 99.1


                ALLIED HOLDINGS REPORTS THIRD QUARTER RESULTS AND
                           ANNOUNCES STOCK REPURCHASE

DECATUR, GEORGIA, OCTOBER 21, 1999 -- ALLIED HOLDINGS, INC. (NYSE:AHI) TODAY REPORTED RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 1999 AND ANNOUNCED THAT ITS BOARD OF DIRECTORS HAS AUTHORIZED THE REPURCHASE OF UP TO 500,000 SHARES OF ALLIED HOLDINGS COMMON STOCK.

Revenues for the third quarter of 1999 were $240.1 million, compared with revenues of $217.5 million for the third quarter last year. The Company experienced a net loss of $3.8 million during the third quarter of 1999, versus a loss of $5.0 million during the third quarter of 1998. The basic and diluted losses per share for the third quarter of 1999 were $0.49, versus a basic and diluted loss per share of $0.64 in the third quarter of 1998.

Revenues for the nine-month period ended September 30, 1999, were $788.3 million, versus revenues of $751.5 million reported for the same period last year. The Company had a net loss of $3.7 million for the first nine months of 1999, compared with net income of $3.4 million for the comparable nine-month period a year ago. Basic and diluted loss per share for the nine months ended September 30, 1999 were $0.47, versus basic and diluted earnings per share of $0.44 for the comparable nine-month period a year ago.

Commenting on the results, A. Mitchell Poole, Jr., Allied's president and chief operating officer, said: The third quarter is historically our slowest due to seasonal closings of automotive manufacturing plants for vacations and model change-overs. However, the 1998 third quarter results were impacted by work stoppages at most General Motors manufacturing plants while a number of items adversely effected the Allied Automotive Group's (AAG's) 1999 third quarter results. AAG continues to experience reduced load averages because of delivering larger and heavier vehicles. In addition, AAG's labor costs have increased as a result of the new U.S. Teamster contract, and fuel prices are substantially higher than the 1998 levels. Also, cargo claims costs have increased, but we have recently instituted new quality programs that should reduce the frequency and amount of cargo claims. Mr. Poole added: AAG has put into effect rate increases covering sixty to seventy percent of the vehicles it delivers; however, the increases were in effect for only a portion of the third quarter. AAG is continuing negotiations in an effort to obtain rate increases on its remaining traffic by year-end.

Mr. Poole, said: Obtaining rate relief has taken longer than we anticipated, but for those we have completed, we have achieved mutually satisfactory results. We will continue to seek increases from AAG's remaining customers to ensure proper pricing due to the continuing trend towards larger vehicles. AAG has obtained a modest increase from one of those customers as an interim step; however, that customer is market testing all of its haulaway business in the U.S. and Canada. This includes AAG's current business as well as that of AAG's competitors. As a


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result, we are seeking to retain our business with this customer with higher revenues in order to improve profitability.

Mr. Poole added, The Axis Group continues to exceed expectations and again posted a profit in the third quarter. In addition, AAG has obtained significant rate relief and will continue to aggressively pursue cost savings. As a result, we expect to eliminate the third quarter loss with a profitable fourth quarter and we are very optimistic about the outlook for 2000 and beyond.

The Company also announced today that, subject to obtaining approval from the Company's lenders, the Board of Directors has authorized management to take the necessary steps to repurchase up to 500,000 shares of the Company's outstanding common stock through fiscal year 2000 in open market transactions. The Company expects to obtain lender approval for the stock repurchase during the fourth quarter.

Robert J. Rutland, chairman and chief executive officer, said: It is our opinion that at current market prices, Allied's shares represent an attractive opportunity for the Company. The current market conditions have helped create an opportunity for the Company to further its commitment to increasing shareholder value and provide the best uses of our capital resources. The timing of these purchases and the number of shares purchased will be dictated by market conditions and other relevant factors.

Allied Holdings, Inc. is the parent company of several subsidiaries engaged in the automotive distribution business. The Allied Automotive Group (AAG), through its subsidiaries, is the largest motor carrier in North America specializing in the delivery of automobiles and light trucks. AAG transports for all major domestic and foreign manufacturers primarily from manufacturing plants, rail ramps, ports and auctions to automobile dealers throughout the United States and Canada. Allied Holdings Axis Group, through its subsidiaries, provides logistics solutions to the United States and international automotive markets. Axis utilizes innovative methods of distribution, as well as traditional and emerging technologies, to help customers solve the most complex transportation, inventory and logistics problems.

Statements in this press release that are not strictly historical are forward-looking statements. Investors are cautioned that such statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks and uncertainties include economic recessions or downturns in new vehicle production or sales, the highly competitive nature of the automotive distribution industry, dependence on the automotive industry, labor disputes involving the Company or its significant customers, the dependence on key personnel who have been hired or retained by the Company, the availability of strategic acquisitions or joint venture partners, changes in regulatory requirements which are applicable to the Company's business, risks associated with conducting business in foreign countries, changes in vehicle sizes and weights which may impact vehicle deliveries per load, the ability to increase the rates charged to customers, and problems related to information technology systems and computations that must be made by the Company or its customers and vendors in 1999, 2000 or beyond. Investors are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company's reports filed with the Securities and Exchange Commission.







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